Exhibit 99.1

China Clean Energy Inc.

Contact: China Clean Energy Inc. William Chen, CFO Email: william.chen@chinacleanenergyinc.com Website: http://www.chinacleanenergyinc.com	CCG Investor Relations Inc. Crocker Coulson, President Phone: +1-646-213-1915 Ed Job, CFA Phone: +1-646-213-1914 Email: ed.job@ccgir.com Website: http://www.ccgirasia.com

FOR IMMEDIATE RELEASE

China Clean Energy Appoints William Chen as Chief Financial Officer

Fuqing City, China – February 1, 2010 -- China Clean Energy Inc. (OTC Bulletin Board: CCGY.OB) (“China Clean Energy” or the “Company”), a producer of biodiesel fuel and environmentally-friendly specialty-chemical products made from renewable resources in The People's Republic of China ("PRC"), today announced the appointment of William Chen as the Company’s new Chief Financial Officer, effective February 1, 2010. Mr. William Chen will replace Ms. Shannon Yan, who resigned as Chief Financial Officer on January 31, 2010 to pursue other career opportunities.

Mr. Chen has experience in accounting and financial analysis. He joined China Clean Energy as the vice president of investor relations on December 3, 2009. Prior to that, Mr. Chen worked as a financial analyst in Wealth Transition Planning LLC, a comprehensive financial services firm in New York. From January 2009 to April 2009, he was the director assistant in EKN Financial Service, New York. His earlier work experiences were also in Colgate Palmolive Company and Duane Reade Corporation, both based in New York. Mr. Chen holds a Bachelor degree in Finance and Investment from Baruch College and is working towards an MBA degree.

“We are confident that William’s transition to Chief Financial Officer will enhance our financial reporting, and improve our communication with the investment community,” said Mr. Tai-ming Ou, China Clean Energy’s Chairman and CEO. “We believe that Mr. Chen will leverage his expertise in the US capital market and strengthen our profile as a US listed company. Meanwhile, we would like to thank Shannon for her significant contribution to improving our internal controls and reporting procedures and overseeing the implementation of our Sarbanes-Oxley compliance processes.”

About China Clean Energy:

China Clean Energy, through its wholly-owned subsidiaries, Fujian Zhongde Technology Co., Ltd. and Fujian Zhongde Energy Co., Ltd, is engaged in the development, manufacturing, and distribution of biodiesel and specialty chemical products made from renewable resources. For additional information please visit: http://www.chinacleanenergyinc.com

Safe Harbor Statement

This announcement contains forward-looking statements. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; weather conditions and other natural disasters that may delay operations; the ability of the Company to expand its production capacity; Company’s ability to secure raw material feedstock supplies at economical prices; the period of time for which its current liquidity will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

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